UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9

                   Solicitation/Recommendation Statement Under
            Section 14(d)(4) of the Securities Exchange Act of 1934

                            GSB FINANCIAL CORPORATION
                            -------------------------
                            (Name of Subject Company)


                            GSB FINANCIAL CORPORATION
                      ----------------------------------
                        (Name of Person Filing Statement)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    362263105
                       -----------------------------------
                      (CUSIP Number of Class of Securities)

                               Stephen W. Dederick
                          c/o GSB Financial Corporation
                             One South Church Street
                                Goshen, NY 10924
                                 (914) 294-6151

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     (Name, address and telephone numbers of person authorized to receive notices and communications made before the commencement of a tender offer)

[X] Check this box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 1, 2, 3, 4, 5, 6, 7, 8.

      Not applicable pursuant to General Instruction A to Schedule 14D-9.

Item 9. Exhibits.

      Annexed hereto as Exhibit 99.1 is a press release of GSB Financial Corporation released on April 20, 2000.


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